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                             SHAREHOLDERS AGREEMENT

                  AGREEMENT made as of January 9, 1998 between Palatin AG, a Swiss corporation ("Palatin"), and Diane Weiser, an individual residing in Larchmont, New York ("Ms. Weiser").

                              W I T N E S S E T H:

                  WHEREAS, Palatin owns 1,560,000 shares of common stock, $.0001 par value per share (the "Ecomat Common Stock"), of Ecomat, Inc., a Delaware corporation ("Ecomat");

                  WHEREAS, Ms. Weiser owns 840,000,000 shares of Ecomat Common Stock (such shares sometimes hereinafter referred to as "Weiser Shares");

                  WHEREAS, Palatin and Ms. Weiser, in order to assure continuity in the management and ownership of Ecomat, consider it in the best interest of Ecomat to make provision for the control of Ecomat;

                  NOW THEREFORE, in consideration of the foregoing and the premises and mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Right of First Refusal. (a) If Ms. Weiser wishes to sell all or any portion of the Weiser Shares (the Weiser Shares or portion thereof to be offered are hereinafter referred to as the "Offered Shares"), Ms. Weiser shall give Palatin written notice of her desire to do so (the "Offer Notice"). The Offer Notice shall state the price (the "Offer Price"), the terms on which Ms. Weiser intends to sell the Offered Shares (including, without limitation, the collateral for any secured promissory note, which collateral must include all of the Offered Shares), any assumption, indemnity, guaranty, or security provisions relating to any material liabilities for which Ms. Weiser is personally liable, and the identity of the third party to whom Ms. Weiser intends to sell the Offered Shares. Palatin shall have the right for a period of thirty (30) days after Palatin's receipt of the Offer Notice (the "Offering Period") to elect to acquire the Offered Shares at the Offer Price and otherwise on the terms set forth in the Offer Notice on a closing date and at a place in the Borough of Manhattan, the City of New York, as designated in Ms. Weiser's notice, which date shall not be more than sixty (60) days after the end of the Offering Period. If Palatin does not timely deliver the Election Notice (as hereinafter defined) to purchase the entire Offered Shares as provided in paragraph (b) of this Section 1, Ms. Weiser shall have no obligation to sell the Offered Shares to Palatin and shall have the right to sell the Offered Shares pursuant to paragraph (c) of this Section 1.

                  (b) If Palatin elects to purchase the Offered Shares, it shall give written notice (an "Election Notice") to Ms. Weiser within the Offering Period. The notices given by Ms. Weiser and Palatin pursuant to this Section 1 shall constitute a binding agreement of purchase and sale between them.

                  (c) If Palatin does not timely elect to purchase the Offered Shares, Ms. Weiser shall have the right to sell the Offered Shares; provided, however, that (i) the terms and conditions of the sale, including the purchase price, when taken as a whole, are not materially less favorable to Ms. Weiser than those set forth in the Offer Notice, (ii) the closing of such sale shall occur not later than ninety (90) days after the expiration of the Offering Period, (iii) such sale shall be to the party identified in the Offer

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Notice, and (iv) Ms. Weiser provides Palatin with true and complete copies of all transfer documents at least ten (10) business days prior to the date of the sale.

                  (d) If Ms. Weiser does not close the sale of the Offered Shares to the party identified in the Offer Notice on terms that are consistent with the Offer Notice, then Ms. Weiser may not close a sale of any Weiser Shares without again giving notice to Palatin pursuant to paragraph (a) of this Section 1 and again complying with the procedures of this Section 1.

                   2. Irrevocable Proxy. Ms. Weiser hereby grants to Palatin an irrevocable proxy to vote, or to execute and deliver consents or otherwise act with respect to, all Weiser Shares as fully, to the same extent and with the same effect as Ms. Weiser might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Delaware corporation. As of the date hereof, Ms. Weiser hereby waives, except as otherwise prohibited by the provisions of the Delaware General Corporation Law, any and all rights to vote, or to execute and deliver consents or otherwise act with respect to the Weiser Shares in any manner inconsistent with the foregoing.

                   Ms. Weiser hereby affirms that this proxy is given in consideration of Palatin's agreement to obtain from Ms. Weiser a right of first refusal with respect to the Weiser Shares, all as set forth in this Agreement. As such, this proxy is coupled with an interest and is irrevocable. This proxy may be exercised by Palatin for the period beginning on the date hereof and ending, with respect to any Weiser Share, on the earlier of (i) the date such Weiser Share is acquired by Palatin, or (ii) the date such Weiser Share is acquired by a third party in compliance with the provisions of Section 1 hereof.

                   3. Compensation. As compensation for the right of first refusal and irrevocable proxy granted pursuant to this Agreement, Palatin, on the date hereof, shall transfer the sum of $100,000 to Ms. Weiser.

                   4. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                           PALATIN AG

/s/ DIANE WEISER                                    By:  /s/ ASTRID HINDEMITH
----------------                                    -------------------------
    Diane Weiser                                         Astrid Hindemith

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